Exhibit 10.18
GAS PURCHASE CONTRACT
DATED MAY 1, 2004
BETWEEN
OZONA PIPELINE ENERGY COMPANY, BUYER
AND
APPROACH RESOURCES I, L.P.,
J. CLEO THOMPSON & JAMES CLEO THOMPSON, JR., L.P.
THOMPSON PETROLEUM CORPORATION,
JEAN CHRISTINE THOMPSON TRUST II,
COCKRELL PRODUCTION CO., INC.,
WES-TEX DRILLING COMPANY, L.P.,
STAR PRODUCTION, INC.,
ALGERITA LAND & MINERALS, LTD., SELLERS

GAS PURCHASE CONTRACT
     THIS GAS PURCHASE CONTRACT is made and entered into as of May 1, 2004, and effective as of even date, by and between Approach Resources I, LP, a Texas Limited Partnership, J. Cleo Thompson & James Cleo Thompson, Jr., L.P., a Texas Limited Partnership, Thompson Petroleum Corporation, a Texas Corporation, Jean Christine Thompson Trust II, under agreement dated December 28, 2001, Cockrell Production Co., Inc., a Texas Corporation, Wes-Tex Drilling Company, L.P., a Texas Limited Partnership, Star Production, Inc., a Texas Corporation and Algerita Land & Minerals, LTD. a Texas Limited Partnership (hereinafter referred to as “Sellers”), and Ozona Pipeline Energy Company, a Texas General Partnership (hereinafter referred to as “Buyer”).
WITNESSETH:
     WHEREAS, Sellers own an interest in natural gas that may be produced from Sellers’ Properties, as hereinafter defined, from which Sellers desire to sell and deliver natural gas to Buyer under the terms and conditions hereinafter set forth; and
     WHEREAS, Buyer desires to purchase and receive such natural gas from Sellers under such terms and conditions:
     NOW, THEREFORE, for and in consideration of the mutual covenants, promises, and agreements herein contained and for other good and valuable consideration, Buyer and Sellers agree as follows:
ARTICLE I.
DEFINITIONS
     For the purpose of this Contract, the following terms shall have the prescribed meaning unless otherwise expressly provided in writing.
     Section 1.1 The term “BTU” shall mean British thermal unit.
     Section 1.2 The term “Day” shall mean a period of 24 consecutive hours beginning and ending at 7:00 a.m., Central Time.
     Section 1.3 The term “Gas” or “gas” shall mean any mixture of hydrocarbons or of hydrocarbons and noncombustible gases, in a gaseous state, consisting essentially of methane.
     Section 1.4 The term “Heating Value” shall mean the number of British thermal units (BTU) produced by combustion, at constant pressure, of the amount of gas which would occupy a volume of one (1) cubic foot at a temperature of 60° Fahrenheit if saturated with water vapor and at a pressure base of 14.65 pounds per square inch (psia).
     The gas being delivered shall be considered saturated, provided, however, that so long as the water vapor content is below seven (7) pounds per million cubic feet the gas shall be assumed to be dry.

     Section 1.5 The term “Price” shall mean the actual price, per MMBtu, received by Buyer from its purchaser(s) for Sellers’ gas.
     Section 1.6 The term “MCF” shall mean 1,000 cubic feet.
     Section 1.7 The term “MMBtu” shall mean 1,000,000 British thermal units.
     Section 1.8 The term “Month” shall mean the period of time beginning at 7:00 a.m., Central Time, on the first Day of a calendar Month and ending at 7:00 a.m., Central Time, on the first Day of the next succeeding calendar Month.
     Section 1.9 The term “Receipt Point(s)” shall mean the point or points of interconnection between the facilities of Buyer and Sellers’ Properties.
     Section 1.10 The term “Sellers’ Properties” shall mean any and all wells drilled and operated by Sellers within the bounds of the “AMI area” as depicted on Exhibit “A” to this Contract insofar as such wells produce hydrocarbons from an interval from the surface to the top of the Strawn limestone formation.
     Section 1.11 The term “Weighted Average Sales Price” shall mean the average sales price Buyer receives per MMBtu for like quality gas at the tailgate of Buyer’s processing facilities and the inlet of the Oasis or El Paso pipelines.
     Section 1.12 The term “Sellers’ Representative” shall mean Approach Operating
ARTICLE II.
RESERVATIONS OF SELLERS
     Sellers reserve for themselves, their successors and assigns, the following prior rights with respect to the gas subject hereto:
     Section 2.1 The right to utilize gas produced from Sellers’ Properties prior to delivery to Buyer to the extent required for Sellers’ use for fuel in drilling wells, deepening wells, and operating lease equipment (including compressors and other related equipment), on the lease(s) pertaining to the well(s) described on Exhibit “A”;
     Section 2.2 The right to sell gas to any crude oil or condensate purchaser and/or pipeline company for use as fuel in its pumping equipment to move oil, condensate or other products from Sellers’ lease(s);
     Section 2.3 The right to pool, consolidate or unitize any of the lands, formations or gas reserves of Sellers’ Properties, and of others, and to alter such consolidated areas or units, in any of which events this Contract shall cover only Sellers’ allocated interest in such pool or unit attributable to such lands, formations or gas reserves of Sellers;
     Section 2.4 The right and title to all distillate, oil, condensate, and other components removed by Sellers’ mechanical lease separation equipment prior to the delivery of the gas to Buyer;

     Section 2.5 The right to sell to others or to otherwise dispose of any gas which Buyer fails to take from time to time, subject to Buyer’s continuing rights hereunder;
     Section 2.6 The right to deliver to the party(s) “Lessor” from whom the lease(s) were obtained, that gas which such Lessor(s) are entitled to receive in kind under the terms of the lease(s)
ARTICLE III.
COMMITMENT
     Commitment: Subject to the provision hereof, Sellers hereby commit all the gas produced to the performance of this Contract, as described in the attached Exhibit “A”, to be produced from Sellers’ Properties. Except as otherwise provided in this Contract, Sellers agree not to sell gas from their interest to any other parties during the term hereof unless mutually agreed to by Buyer and Sellers so long as the same remains committed to the performance of this Contract.
ARTICLE IV.
QUANTITY
     Quantity: Commencing on the date of first delivery of gas from Sellers’ Properties hereunder and continuing throughout the term hereof, Sellers agree, on a best efforts basis, to sell and deliver all daily quantities of gas produced from Sellers’ Properties. If Buyer is unable to receive and purchase all of the gas production so delivered by Sellers hereunder, Buyer agrees that Buyer shall take and purchase Sellers’ gas ratably with Buyer’s takes and purchases of gas from other producers as required by lawfully imposed laws, rules or regulations of the State of Texas. Sellers may dispose of any gas not taken by Buyer for any reason, including events of force majeure, subject to Buyer’s right to resume purchases at any subsequent time. In the event Buyer does not take all of Sellers’ gas for 30 consecutive days and Sellers secure a different temporary market, Buyer may resume purchases only upon 30 days’ advance written notice as of the beginning of a month unless otherwise agreed.
ARTICLE V.
RECEIPT POINT(S) AND PRESSURE
     Section 5.1 Receipt Point(s): All gas purchased and sold hereunder shall be delivered by Sellers to Buyer at the Receipt Point(s). Title to and ownership of the gas delivered hereunder shall pass to and vest in Buyer at the Receipt Point(s). The initial Receipt Point shall be at the intersection of Buyer’s and Sellers’ facilities located in Section 7 Block EP, Crockett County, Texas.
     Section 5.2 Pressure: Sellers shall, on a best efforts basis, deliver the gas to Buyer at the Receipt Point(s) at a pressure sufficient to enter Buyer’s facilities at the Receipt Point(s) against the pressure prevailing therein from time to time. Buyer shall never be required to accept gas at a pressure less than Buyer’s normal operating pressure. Sellers may, at their option, install, maintain and operate any compression facilities required to effect deliveries hereunder.

ARTICLE VI.
QUALITY
     The gas delivered hereunder shall be unprocessed gas as produced in its natural state from at the Receipt Point(s) and conform to the following specifications as delivered to Buyer at Receipt Point(s):
     Section 6.1 Heating Quality: Buyer shall have the right to refuse to purchase and receive gas if the Heating Value of the aggregate volume delivered is less than 1,000 BTU per cubic foot based on a 14.65 psia dry analysis.
     Section 6.2 Hydrogen Sulfide, Total Sulfur, Carbon Dioxide, Oxygen and Inerts: The gas in aggregate shall not contain any of the following in excess of the amount stated: one-fourth (1/4) grain of hydrogen sulfide per 100 cubic feet; five-tenths (0.5) grain of total sulfur per 100 cubic feet; two percent (2%) by volume of carbon dioxide; two-tenths of one percent (0.2%) by volume of oxygen; or three percent (3%) by volume of total inerts, including nitrogen. However the parties understand that some completion techniques produce higher levels of CO2 from newly completed wells. In the event that Sellers have notified Buyer that a newly completed well will be producing and if Buyer has the ability to blend or if buyer can accept higher levels of CO2 without adversely affecting Buyer’s system, Buyer will make reasonable efforts on a good faith basis to accept higher levels of CO2 under this agreement.
     Section 6.3 Natural Gasoline, Condensate, and Distillate: The gas from Sellers’ well(s) shall be in its natural state as produced, provided that all liquid hydrocarbons mechanically removed by Sellers upstream from the Receipt Point(s) shall be the property of Sellers.
     Section 6.4 Water Vapor: The gas shall contain no more then seven (7) pounds of water vapor per 1,000,000 cubic feet of gas.
     Section 6.5 Miscellaneous: The gas shall be commercially free of objectionable solids, dust, gums, crude oil, water in liquid state, liquid hydrocarbons, and any corrosion causing substance or substances in the liquid phase at the pressure and temperature at which the gas is delivered, Buyer or Buyer’s designee, at Buyer’s expense, shall make tests to determine the total sulfur, hydrogen sulfide, oxygen and carbon dioxide at the Receipt Point(s) of delivery by approved standard methods in general use in the gas industry.
     Section 6.6 Temperature of Gas: Buyer shall have the right to refuse to purchase or receive gas from Sellers if the temperature of the gas delivered by Sellers to Buyer at the delivery point exceeds 120° Fahrenheit.
     Section 6.7 Sub-Quality Gas: All gas delivered hereunder shall be of merchantable quality and shall meet the quality specifications set forth in this Article. In the event that gas tendered for delivery hereunder is not of merchantable quality or does not meet the quality specifications of this Contract, Buyer, at its sole option, may at any time: (a) refuse to accept any or all gas; or (b) accept such gas after treatment by Buyer, notify Sellers as soon as practicable thereafter of such acceptance and treatment, and charge a reasonable additional fee to cover the actual costs incurred by Buyer for treatment of such sub-quality gas. Acceptance of any or all gas that fails to conform to the quality specifications of this Contract shall not be deemed a waiver of

Sellers’ obligations hereunder with respect to such non-conforming gas or with respect to any future deliveries of sub-quality gas. In the event Buyer rejects delivery of gas for any reason other than sub-quality gas, Buyer shall notify Sellers of its election. Upon receipt of such notice from Buyer, Sellers reserves the option and right to terminate the Contract by giving Buyer thirty (30) days advance written notice. In the event that Sellers’ Gas becomes Sub-Quality Gas, Buyer will use reasonable efforts including time to work with the Sellers in order to bring Gas back to merchantable quality.
ARTICLE VII.
MEASUREMENT OF GAS
     Section 7.1 Unit Measurement: The unit of volume for contract purposes hereunder shall be one (1) cubic foot at an absolute pressure per square inch (at a temperature of 60° Fahrenheit) of 14.65 psia. It is agreed that, if by reason of governmental law, order or regulation, there shall be prescribed as to any gas delivered hereunder any basis for measurement or computation of gas volumes differing from that set forth above in this Article, then the applicable prices set forth and/or provided for herein shall forthwith be adjusted and corrected to compensate for the change(s) thus affected in the basis of measurement or computation of volumes of gas delivered hereunder, it being the intention of the parties that no change so effected in the basis of measurement or computation of the gas volumes shall affect in any way the total price to be paid for volumes of gas delivered hereunder.
     Section 7.2 Ownership of Measuring Equipment: All measuring devices and materials required under this Article shall be furnished, installed, owned, operated and maintained by Buyer. Sellers may install and operate check measuring equipment provided it does not interfere with the use of Buyer’s equipment in determining the volumes of gas delivered by Sellers to Buyer at the Receipt Point(s). In the event a discrepancy develops between these meters, Buyer and Sellers agree to have a third party calibrate the meters to resolve the discrepancy.
     Section 7.3 Metering and Computation of Volume: The gas shall be metered by orifice meters or other measurement facilities constructed installed and maintained by Buyer at or near the Receipt Point(s); provided, that such orifice meters of Buyer shall be constructed and installed in accordance with the applicable provisions of the latest revision of the American Gas Association’s Gas Measurement Committee Report No. 3, September, 1985, or most recent publication. The volumes of gas delivered to Buyer as measured at pipeline pressures and temperatures shall be recorded by electronic flow measurement rather than use a mechanical chart and integration. The flow computer shall be of standard manufacture and programmed with the applicable factors and shall be used in determining the volume of Gas delivered through the orifice meter on a real time basis. Calibration equipment and procedures used shall be in accordance with the then current API Chapter 21 “Measurement Standards for Electronic Metering” or any subsequent revision thereof acceptable to Buyer and Sellers. Correction shall be made for deviation from the Ideal Gas Laws at the pressure and temperature at which the gas was metered in a proper and appropriate manner acceptable to both parties. For the purpose of measurement and meter calibration, the atmospheric pressure shall be assumed to be 13.20 pounds per square inch irrespective of variations in natural atmospheric pressure from time to time.

     The amount of gas credited to Sellers’ delivery point(s) shall be inclusive of any fuel, shrink, or line loss on Buyer’s pipeline system and shall be allocated to Sellers’ properties proportionately to all master meter volumes received at Buyer’s measurement facilities located in Section 45, Block OP, GC&SF. R.R. Co. Survey, Crockett County, Texas at the inlet of Buyer’s gas processing plant.
     Section 7.4 Specific Gravity: The specific gravity of the gas delivered hereunder shall be determined with an instrument of standard manufacture acceptable to the parties at the time Buyer’s measuring equipment is tested as provided in Section 77 below. Each test shall determine the specific gravity to be used in computation for the measurement of natural gas delivered until the next succeeding test.
     Section 7.5 Temperature: The temperature of the gas flowing through the meter or meters shall be determined by Buyer by the use of a recording thermometer of standard manufacture, installed, maintained, owned and operated by Buyer at its sole cost, risk, and expense so that it may properly record the temperature of the gas flowing through Buyer’s meter or meters at the point of delivery. The arithmetical average of the 24 hour record from the recording thermometer, or of that portion of the 24 hours during which gas was passing if gas had not been passing during the entire period, shall be taken to be the gas temperature for the Day and shall be used to make proper corrections in volume computations.
     Section 7.6 Heating Value: The Heating Value of the gas delivered hereunder shall be computed from continuous samplers made by Buyer or Buyer’s designee, or at Sellers’ election jointly by Buyer and Sellers, once during each one (1 Month period during the term hereof, or less frequently if mutually agreed to by Buyer and Sellers. Representative samples of gas shall be secured under pressure in steel bottles or tanks, and the Heating Value thereof determined by passing the gas through an accurately calibrated gas chromatograph, or by such other method as may be agreed upon by the parties hereto. The Heating Value of the gas so determined shall be deemed to remain constant until the next succeeding test and shall be applied to gas delivered during the interim. Buyer or Buyer’s designee, at its election, may install and operate a recording calorimeter, which shall conform to the above requirements, in which event the arithmetic average of the hourly Heating Value recorded during the period gas is actually flowing shall be applied to the gas delivered during each Day.
     Section 7.7 Equipment Testing: The accuracy of Buyer’s measuring equipment shall be verified by test, using means and methods generally acceptable in the gas industry. At least once during each one (1) Month period during the term hereof, Buyer shall verify the accuracy of Buyer’s measuring equipment. Notice of the time and nature of each test shall be given by Buyer to Sellers sufficiently in advance to permit convenient arrangement for Sellers’ representative to be present. Measuring equipment found to be registering inaccurately shall be adjusted to read as accurately as possible. Subject to the other provisions hereof, all tests of such measuring equipment shall be made at Buyer’s expense. Sellers reserve the right to challenge the accuracy of Buyer’s equipment, and, if as a result of any such special request such equipment is to be found unacceptably inaccurate, Buyer shall cause the necessary repairs. If such equipment is found, as a result of such special request, to be inaccurate by less than two percent (2%), the expense of such test shall be borne by Sellers.

     Section 7.8 Measuring Equipment Out of Repair: If for any reason. any measuring equipment is inoperative or inaccurate so that the volume of gas delivered is not correctly indicated by the reading thereof, and, if such reading is in error by more than two percent (2%) in the measurement of gas, then the volume of gas delivered, during the period such measuring equipment is inoperative or inaccurate, shall be determined by the parties hereto on the basis of the best data available using the first of the following methods which is feasible:
(i)	By using the registration of any check measuring equipment installed and accurately registering;

(ii)	By correcting the error if the percentage of error is ascertained by calibration, text or mathematical calculation; or

(iii)	By comparing deliveries made during preceding periods under similar delivery conditions when the meter was registering accurately.
     Section 7.9 Adjustment of Inaccuracies: If any meter is found to be inoperative or inaccurate, it shall be adjusted to register correctly. The amount of error shall be determined by the most accurate method found feasible and, if the error shall have resulted in an error of more than two percent (2%) in the measurement of gas, then the calculated deliveries of gas through such meter shall be accurately adjusted to compensate for such error. Such adjustment shall be made for such period of inaccuracy as may be definitely known or, if not known, then for one-half the period since the date of the last meter test.
     Section 7.10 Inspection of Equipment: Buyer and Sellers shall have the right to inspect equipment installed or furnished by the other party, and the charts and other measurement or test data of the other party, at all times during business hours. All reading, calibration and adjustment of such equipment and changing of charts shall be done only by Buyer.
ARTICLE VIII.
PRICE AND TAXES
     Section 8.1 Price: The total price for gas delivered and accepted hereunder, exclusive of any charges set out in Section 6.7 herein, shall be an amount equal to ninety three (93%) of the Weighted Average Sales Price received by Buyer applicable to the Month in which Sellers’ gas is received and accepted by Buyer and such price shall be inclusive of a component representing severance tax reimbursement to Sellers.
     Section 8.2 Taxes: Sellers agree to pay or cause to be paid to the parties entitled thereto all taxes and assessments levied on the gas sold hereunder at or prior to its delivery to Buyer, and Buyer agrees to pay or cause to be paid to the parties entitled thereto all taxes and assessments levied on the gas sold hereunder after its receipt by Buyer. Neither party shall be responsible or liable for any taxes or other statutory charges levied or assessed against any of the facilities of the other party used for the purpose of carrying out the provisions of this Contract.

ARTICLE IX.
PAYMENT
     Section 9.1 Statements: On or before the 25th Day of each Month, Buyer shall render a written statement to Sellers, setting out the total volume of gas purchased hereunder during the preceding Month and the total amount due Sellers with respect to such volume:
     Section 9.2 Payment: Buyer shall make payment by wire transfer to Sellers’ Representative, on or before the last Day of each Month for all gas delivered hereunder during the preceding Month. Sellers, subject to the other provisions hereof, agree to make payment of all royalties and other payment for interests in the gas sold and delivered hereunder in the well(s) delivering gas hereunder. Sellers assume full responsibility and liability for such payments, and Sellers agree to indemnify, defend, and save Buyer harmless from any and all liability or loss of any kind or character incident to the payment or failure to make payment of such royalties and other interests.
     Section 9.3 Examination of Records: Each party shall have the right to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made pursuant to any of the provisions of this Contract. Any statement, charge or computation shall be final as to both parties unless notice is given by either party of the discovery of an error, such notice shall be given promptly upon discovery of an error and, in any event, within three (3) years from the date of such statement, charge, or computation.
     Section 9.4 Examination of Charts: If either party so requests, the other party shall mail or cause to be mailed all charts to the other for checking as soon as it is conveniently possible after computing the volume therefrom, after which such charts shall be returned to Buyer within a reasonable period of time and kept on file by Buyer for the mutual use of both parties for a period of at least three (3) years.
ARTICLE X.
RESPONSIBILITY AND LIABILITY OF PARTIES
     Responsibilities and Liabilities: As between the parties hereto, Sellers shall be deemed to be in control and possession of the gas to be delivered hereunder up to the Receipt Point(s), and shall be fully responsible for and shall indemnify Buyer, its successors and assigns, against any damages or injury resulting from the operation of facilities used to deliver gas to the Receipt Point(s) or resulting from the possession and handling of such gas until the same is delivered to Buyer at the Receipt Point(s). As to the parties hereto, Buyer shall be deemed to be in control and possession of the gas delivered hereunder after such gas is delivered to the Receipt Point(s), and, shall be fully responsible for and shall indemnify Sellers, their successors and assigns, against any and all damages or injury resulting from the operation of facilities used to receive gas at the Receipt Point(s), or resulting from the possession and handling of such gas after same is delivered to Buyer at the Receipt Point(s).

ARTICLE XI.
TITLE TO GAS
     Sellers’ Title: Sellers warrant title to the gas sold and delivered to Buyer hereunder and that Sellers have good right and lawful authority to sell the same during the entire term hereof as herein provided. Sellers agree to indemnify and save Buyer harmless from any and all suits, adverse claims, debts, losses and liens of whatsoever nature arising out of any defect in or failure of Sellers’ title to such gas.
ARTICLE XII.
TERM
     Term: This Contract shall become effective upon first production from any of its wells drilled on acreage depicted on Exhibit “A,” and, subject to the other provision hereof, shall continue in force and effect for a primary term of seven (7) years. Unless either party gives a written notice of termination at least thirty (30) days prior to the expiration of the primary term, this contract shall continue in effect Year to Year thereafter until terminated by either party giving written notice to the other party at least thirty (30) Days prior to the beginning of such New Year.
ARTICLE XIII.
FORCE MAJEURE
     Section 13.1 Force Majeure: Except as to payment obligations, neither Buyer or Sellers will be liable or considered in default when delay or failure of performance is caused by circumstances beyond its reasonable control and occurring without its fault or negligence including, without limitation, failure of performance by third-parties and other causes of any kind.
     Section 13.2 Right of Alternate Disposition: If, due to any event, including but not limited to force majeure, Buyer is unable to accept gas from Sellers’ well or wells, Buyer hereby grants to Sellers the right to dispose of the gas produced during the period of Buyer’s inability; provided, however, that Buyer’s right to receive gas shall be resumed as soon as Buyer’s inability to accept gas is corrected upon giving Sellers 15 (Fifteen) Days advance written notice prior to the first Day of the following Month. Upon the occurrence of any event rendering Buyer unable to accept gas from Sellers’ well or wells, Buyer shall immediately give Sellers notice of the event.
ARTICLE XIV.
RELATIONSHIP OF THE PARTIES
     This Contract has been negotiated in the course of arm’s length bargaining between non-affiliated parties and neither Buyer nor Sellers, by reason of the execution hereof, acquires any right to control or participate m the management of operation of the other party’s facilities. Sellers shall not be charged with the discharge or performance of any of Buyer’s duties or obligations in connection with the operation of said facilities.

ARTICLE XV.
MISCELLANEOUS
     Section 15.1 Notices, Payments, and Statements: All notices, payments, statements, and other communications required or permitted to be given hereunder shall be made by United States mail, with postage thereon prepaid, facsimile or other acceptable electronic means, as follows:
TO BUYER: Ozona Pipeline Energy Company
Address: 325 N. St. Paul, Suite 4300, Dallas, Texas 75201
Contact: James C. Thompson, Jr.
e-Mail: jct1600@swbell.net
Telephone: 214-953-1177
Facsimile: 214-969-7433
TO SELLERS: Approach Resources I, LP
6300 Ridglea Place, Suite 1107
Forth Worth, Texas 76116
Contact: David A. Badley, P.E.
e-Mail: dbadley@approachresources.com
Telephone: 817-989-9000
Facsimile: 817-989-9001
Wire Transfer:
Frost National Bank, ABA #114000093
Account #650020761
Approach Operating LLC
Call Steve Smart @ 817/989-9000 upon receipt
Either party may change its designated address at any time upon written notice to the other party.
     Section 15.2 Regulatory Jurisdiction: This Contract is subject to all present and future valid orders, rules and regulations of any regulatory body or other authority of a state or the Federal government having jurisdiction:
     Section 15.3 Assignment: This Contract shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.
     Section 15.4 Waiver: Waiver by either party hereto of any one or more defaults by the other in the performance of any provisions of this Contract shall not operate nor be construed as a waiver of any other default or defaults, or the same default on a subsequent occasion.
     Section 15.5 Easements: To the extent that Sellers have the legal right to do so, Sellers hereby grant to Buyer the right of ingress and egress to and from any and all of Sellers’ leases for the purpose of carrying out the terms of this Contract and Buyer’s obligations hereunder.
     Section 15.6 Titles: The numbering and titling of particular provisions of this Contract are for the purpose of facilitating administration and are not to be taken into account or considered in construing the terms and provisions hereof, or to be deemed to qualify, modify, or explain, or have any substantive effect on, such provisions.
     Section 15.7 Confidentiality: Each party agrees that it will maintain the Contract, and all parts and contents of the Contract, in strict confidence, and that it will not cause or permit disclosure to any third party of the contents herein without the express written consent of the other party, except representatives, agents or other third parties who have been advised of these confidentiality restrictions and agree to abide by them or as may be required by law.
     Section 15.8 Limits of Liability: IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES PROVIDED THE LIMITATIONS OF THIS SECTION SHALL NOT APPLY IN INSTANCES OR OCCURRENCES INVOLVING MAUD OR INTENTIONAL MISCONDUCT.
ARTICLE XVI.
DEFAULTS
     Defaults: It is covenanted and agreed that if either party hereto shall fail to perform any of the covenants or obligations imposed upon it under and by virtue of this Contract, then in such event the other party hereto may, at its option, terminate this Contract by proceeding as hereinafter provided. The party not in default shall cause a written notice to be served on the party in default stating specifically the cause for terminating this Contract and declaring it to be the intention of the party giving notice to terminate the same; whereupon, the party in default shall have thirty (30) Days after the service of the aforesaid notice in which to remedy or remove the cause or causes stated in the notice for terminating this Contract, and, if within said period of thirty (30) Days the party in default does so remedy or remove said cause or causes and fully indemnifies the party not in default for any and all consequences of such breach, then such notice shall be withdrawn and this Contract shall continue in full force and effect. In case the party in default does not so remedy or remove the cause or causes or does not indemnify the party giving the notice for any and all consequences of such breach, within said period of thirty (30) Days, then, at the option of the party giving the notice, this Contract shall become null and void from and after the expiration of said period. Any cancellation of this Contract pursuant to the provisions of this Article shall be (i) without prejudice to the right of Sellers to collect any amounts then due Sellers for natural gas delivered prior to the time of cancellation, (ii) without prejudice to any party’s claims or assertions in any litigation regarding this Contract that any provision of this Contract has been or has not been breached by any party, and (iii) without waiver of any remedy to which the party not in default may be entitled for violation of this Contract.
ARTICLE XVII.
COUNTERPARTS
     This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

     IN WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed in duplicate originals effective on the Day and year first above written.

“SELLERS” APPROACH RESOURCES I, LP	“BUYER” OZONA PIPELINE ENERGY COMPANY
/s/ J. Ross Craft	/s/ James C. Thompson, Jr.
By: J. Ross Craft	By:	Ozona Energy Corporation, its General Partner
	By:	James C. Thompson, Jr.
	Title:	President

J. CLEO THOMPSON & JAMES CLEO THOMPSON, JR., L.P.
By:	J. Cleo Thompson Petroleum Management, L.L.C., Its General Partner
By	/s/ James Cleo Thompson, Jr.
James Cleo Thompson, Jr.
Member-Manager

THOMPSON PETROLEUM CORPORATION
By	/s/ James Cleo Thompson, Jr.
James Cleo Thompson, Jr.
President

JEAN CHRISTINE THOMPSON TRUST II
By	/s/ James Cleo Thompson, Jr.
James Cleo Thompson, Jr.
Trustee

COCKRELL PRODUCTION CO., INC.
By	/s/ Gerald L. Cockrell
Its President

WES-TEX DRILLING COMPANY, L.P. By WES-TEX Holdings L.L.C., its general partner
By	/s/ David Morris
Its Executive Vice President

STAR PRODUCTION, INC.
By	/s/ Chris Cockrell
Its President

ALGERITA LAND & MINERALS, LTD
By	/s/ Kirk Cleere
Its President

STATE OF TEXAS	§ §
COUNTY OF TARRANT	§
     The foregoing instrument was acknowledged before me this 25th day of May, 2004 by J. Ross Craft, President of Approach Resources I, L.P., on behalf of said Partnership.

/s/ Pam M. Wilson
Notary Public, State of Texas
PRINT NAME: Pam M Wilson

STATE OF TEXAS	§ §
COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me this 26th day of May, 2004 by James Cleo Thompson, Jr., President of Ozona Energy Corporation, general partner of Ozona Pipeline Energy Company, on behalf of said Company.

/s/ Jan Presley
Notary Public, State of Texas
PRINT NAME: Jan Presley

STATE OF TEXAS	§ §
COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me this 26th day of May, 2004 by James Cleo Thompson, Jr., Member-Manager of J. Cleo Thompson Petroleum Management LLC, general partner of J. Cleo Thompson & James Cleo Thompson, Jr., L.P, on behalf of said Partnership.

/s/ Jan Presley
Notary Public, State of Texas
PRINT NAME: Jan Presley

STATE OF TEXAS	§ §
COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me this 26th day of May, 2004 by James Cleo Thompson, Jr., Trustee of Jean Christine Thompson Trust II, on behalf of said Trust.

/s/ Jan Presley
Notary Public, State of Texas
PRINT NAME: Jan Presley

STATE OF TEXAS	§ §
COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me. this 26th day of May, 2004 by James Cleo Thompson, Jr., President of Thompson Petroleum Corporation, on behalf of said Company.

/s/ Jan Presley
Notary Public, State of Texas
PRINT NAME: Jan Presley

STATE OF TEXAS	§ §
COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me this 19th day of May, 2004 by Gerald L. Cockrell, President of Cockrell Production Co., Inc., on behalf of said Company.

/s/ Sandra B. Browning
Notary Public, State of Texas
PRINT NAME: Sandra B. Browning

STATE OF TEXAS	§ §
COUNTY OF TAYLOR	§
     The foregoing instrument was acknowledged before me this 26th day of May, 2004 by David Morris, Executive Vice President Wes-Tex Holdings, LLC, general partner of Wes Tex Drilling Company, L.P., on behalf of said Partnership.

/s/ Debbie Waddell
Notary Public, State of Texas
PRINT NAME: Debbie Waddell

STATE OF TEXAS	§ §
COUNTY OF DALLAS	§
     The foregoing instrument was acknowledged before me this 14th day of October, 2004 by Chris Cockrell, President of Star Production, Inc., on behalf of said Company.

/s/ Jan Presley
Notary Public, State of Texas
PRINT NAME: Jan Presley

STATE OF TEXAS	§ §
COUNTY OF TOM GREEN	§
     The foregoing instrument was acknowledged before me this 27th day of May, 2004 by Kirk Cleere, President of Algerita Land & Minerals, LTD., on behalf of said Partnership.

/s/ Carolyn Winfield
Notary Public, State of Texas
PRINT NAME: Carolyn Winfield